Exhibits 5.3 and 23.3

ANDERSEN, LAURITSEN & BROWER

ATTORNEYS AT LAW

SUITE 101

1005 SOUTH 107TH AVENUE

OMAHA, NEBRASKA 68114-4793

TELEPHONE (402) 397-0666

FAX (402) 397-4633

April 25, 2017

591 Beverage, Inc.

200 Peach Street

El Dorado, AR 71730-5836

Ladies and Gentlemen:

We have acted as Nebraska counsel for 591 Beverage, Inc., a Nebraska corporation (the “Nebraska Guarantor”) in connection with that certain Registration Statement (File No. 333-21346) filed by Murphy USA Inc. (the “Parent’), Murphy Oil USA, Inc. (the “Issuer”), the Nebraska Guarantor, and the other subsidiary guarantors named therein with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of certain securities, including $300,000,000 aggregate principal amount of the Issuer’s 5.625% Senior Notes due 2027 (the “Notes”). The Notes are to be issued pursuant to the provisions of the Indenture dated as of April 25, 2017 (the “Indenture”) among the Parent, the Issuer, the Nebraska Guarantor and the other Subsidiary Guarantors named therein (such entities, together with the Nebraska Guarantor and the Issuer, the “Guarantors”) and U.S. Bank National Association, as trustee. The Notes will be guaranteed by the Nebraska Guarantor (the “Nebraska Guarantee”) and each of the other Guarantors (together with the Nebraska Guarantee, the “Guarantees” and, together with the Notes, the “Securities”). The Securities are to be sold pursuant to the Underwriting Agreement dated April 20, 2017 (the “Underwriting Agreement”) among the Issuer, the Guarantors and the several underwriters named therein.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purpose of rendering this opinion.

We have assumed the conformity of the documents filed with the Securities and Exchange Commission through its EDGAR system to physical copies of the documents submitted for our examination.

Based upon the foregoing, we are of the opinion that:

1.	The Nebraska Guarantor, has been duly incorporated, is a corporation validly existing and in good standing under the law of the State of Nebraska.

2.	The Nebraska Guarantor has the requisite corporate power and corporate authority to enter into and carry out the terms and conditions applicable to it under the Indenture and the Nebraska Guarantees.

3.	The execution, delivery and performance of the Indenture and the Nebraska Guarantees has been duly authorized by all requisite corporate action on the part of the Nebraska Guarantor.

4.	The Indenture and the Nebraska Guarantees have been duly executed and delivered by the Nebraska Guarantor.

April 25, 2017

5.	The Indenture and the Nebraska Guarantees will constitute valid and binding obligations of the Nebraska Guarantor, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (w) the enforceability of any waiver of rights under any usury or stay law, (x) (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of any Guarantor’s obligation.

6.	The execution and delivery of the Indenture and the Nebraska Guarantees does not and the consummation of the transactions contemplated thereby by the Nebraska Guarantor will not (i) violate the articles of incorporation or bylaws of the Nebraska Guarantor, or (ii) violate any statute or regulation of the State of Nebraska, that in our experience is generally applicable to transactions of this type.

For the purposes of the opinions expressed above, we have assumed that (i) the Indenture has been duly authorized, executed and delivered by all parties thereto (other than the Nebraska Guarantor) and (ii) the Notes have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the Underwriting Agreement against payment therefor. We have also assumed that after the date hereof there shall not have occurred any change in law affecting the validity or enforceability of any of the Nebraska Guarantees.

We have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we have reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Nebraska Guarantor that we reviewed were and are accurate and (vi) all representations made by the Nebraska Guarantor as to matters of fact in the documents that we reviewed were and are accurate.

We are members of the Bar of the State of Nebraska and the foregoing opinion is limited to the laws of the State of Nebraska.

This opinion letter is furnished to you for your benefit in connection with the filing of the Registration Statement. Notwithstanding the foregoing, the law firm of Davis Polk & Wardwell LLP may rely upon this opinion letter in connection with the opinion letter to be filed by such firm with respect to the Registration Statement. The opinions expressed herein are as of the date set forth above, and we do not assume or undertake any responsibility or obligation to supplement or to update such opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the laws which may hereafter occur. This opinion is limited solely to the matters stated herein, and no opinion is to be inferred or may be implied beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K to be filed by Parent on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Andersen, Lauritsen & Brower
Andersen, Lauritsen & Brower